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EXHIBIT 99.1

EXHIBIT 99.1. Press Release dated December 22, 2000

FRIDAY DECEMBER 22, 4:27 PM EASTERN TIME

PRESS RELEASE

NETDIRECT TO RESTRUCTURE AROUND ITS BUSINESS-TO-BUSINESS
WHOLESALE TECHNOLOGY UNIT THROUGH CHAPTER 11 FILING

COMPANY RENAMED GRAPHICS TECHNOLOGIES, INC. (GTI)

EDEN PRAIRIE, Minn.--(BUSINESS WIRE)--Dec. 22, 2000-- Graphics Technologies, Inc. (OTCBB:VTCO - news; formerly known as Virtual Technology Corporation and Netdirect Corporation International) announced that, to facilitate restructuring into a business-to-business (B2B) wholesale technology provider, it filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on December 20, 2000.

Greg Appelhof, Chief Executive Officer, commented, "Our GTI business unit formerly was profitable. We believe the reorganization will enable us to focus on this business. Despite tremendous efforts by our employees and the loyalty of our vendors and customers, we were unable to make the retail e-commerce model work. It is now imperative that we concentrate all of our efforts on competing in the wholesale technology marketplace."

"During the past few months," Appelhof continued, "we have taken steps to consolidate operations and reduce staff. As a result, we have significantly lowered our cash operating expenses. We expect to drive more efficiency through this reorganization."

Appelhof also said that GTI has restructured its management team, appointing Kent Hjerpe as President to head sales and strategic development and John Harvatine to the additional post as Chief Operating Officer to direct GTI through its financial restructuring process.

"Our focus on the traditional GTI model, along with added infrastructure and fulfillment capabilities we're planning, will allow us to return to profitability," Hjerpe stated. "The evolving wholesale technology marketplace needs a company such as GTI to partner with customers and vendors to bring increased supply chain efficiencies. We believe that our 13 years of knowledge and leadership will allow us to deliver technology products more efficiently and effectively than ever before."

Appelhof said that GTI has begun discussions with its major vendors and expects them to support GTI during the reorganization process. He also reported that GTI is negotiating the terms of debtor-in-possession (DIP) financing that, subject to court approval, he expects will fund GTI's planned post-petition trade and employee obligations, as well as its ongoing operating needs during the restructuring process.


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Statements in this Press Release that are not purely historical are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GTI's expectations, hopes, beliefs, intentions or strategies regarding the future generally. GTI suggests review of all of its SEC filings, including its quarterly report on Form 10-Q for the three and nine months ended October 31, 2000. GTI cannot assure that it will obtain adequate equity or debt financing to sustain or build operations, secure necessary vendor support and product inventory, successfully reorganize and emerge from bankruptcy as a going concern, contain its costs or achieve profitability in the future.

Contact:
       Graphics Technologies, Inc., Eden Prairie
       John Harvatine, 952/259-6100